ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 6th day of March, 2003, by and between Respironics, Inc., a Delaware corporation with its principal place of business at 1010 Murry Ridge Lane, Murrysville, Pennsylvania 15668 ("Buyer"), and SpectRx, Inc., a Delaware corporation with its principal place of business at 6025A Unity Drive, Norcross, Georgia 30071 ("Seller").

RECITALS

A. Seller, among other lines of business, is engaged in the business of research, development and commercialization with respect to products that use light and other measurements to diagnose and monitor various medical conditions, including without limitation, jaundice, diabetes and cervical cancer.

B. Seller manufactures, markets and sells a medical device (the "BiliCheck") which measures, in a noninvasive manner, bilirubin levels for the screening for, and diagnosis of, infant jaundice, and a related disposable (the "BiliCal"). This business, as conducted by Seller on a worldwide basis, including the manufacture of BiliCheck and BiliCal, and the marketing and sale of such products through Buyer as a distributor in the United States, and outside of the United States directly and through other distributors, and as such business will be conducted by Buyer subsequent to the closing of the transactions provided for herein, is herein referred to as the "BiliCheck Business."

C. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all rights to manufacture, market and sell the BiliCheck and BiliCal, along with certain other assets of Seller used in the BiliCheck Business, all on the terms and conditions hereinafter set forth; and

D. Seller desires to license to Buyer, and Buyer desires to license from Seller, on an exclusive, perpetual, worldwide, royalty-free basis, all of Seller's intellectual property which, in its current state of development, is useful in the measurement and management of bilirubin levels ("Jaundice Management").

COVENANTS

In consideration of the mutual representations, warranties and covenants, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS;
LICENSE OF CERTAIN INTELLECTUAL PROPERTY

1.1 Purchased Assets. At the Closing (as defined in Section 3.1), Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase from Seller, free and clear of all liens, mortgages,

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 pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, "Liens"), on the terms and subject to the conditions set forth in this Agreement, the following assets and property owned by Seller and related to the BiliCheck Business (collectively, the "Purchased Assets"):

(a) the common law trade names "BiliCheck," "BiliCal," and "BilEclipse;"

(b) [intentionally deleted];

(c) all inventory of the BiliCheck Business, including all raw materials, component parts, work in process and finished goods, as listed on Schedule 1.1(c);

(d) all equipment, machinery, supplies, tools, fixtures and other tangible assets listed on Schedule 1.1(d);

(e) all technology and know-how not the subject of a patent or patent application, which is used by Seller in the BiliCheck Business;

(f) all software listed on Schedule 1.1(f);

(g) all engineering and technical documentation to the extent used by Seller in the conduct of the BiliCheck Business or to the extent pertaining to any of the Purchased Assets;

(h) the trademarks listed on Schedule 1.1(h), including all of the goodwill associated therewith;

(i) the patents and patent applications listed on Schedule 1.1(i);

(j) all of Seller's rights under the Assumed Contracts (as defined in Section 2.6 below), including that certain patent license agreement dated March 12, 1996, between Seller as licensee and the University of Texas, M.D. Anderson Cancer Center as licensor (the "M.D. Anderson License");

(k) all of Seller's rights in any governmental approvals, licenses, permits or authorizations, provided that such governmental approvals, licenses, permits or authorizations relate to the BiliCheck Business and are transferable to Buyer; and

(l) all customer lists and customer information including customer credit information, all sales and marketing information used by Seller in the conduct of the BiliCheck Business, all warranty history and repair information with respect to products of the BiliCheck Business, all BiliCheck and BiliCal product claim/complaint documentation and files and all other documentation required to be delivered by the Transition Agreement (as defined in Section 7.1 hereof).

1.2 Excluded Assets. Seller is not selling to Buyer, and Buyer is not purchasing from Seller, any assets which are not specifically included under Section 1.1 above, including without limitation, the assets listed on Schedule 4.6.2 (the "Excluded Assets").

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1.3 Multiuse Intellectual Property. In addition to the patents and patent applications listed on Schedule 1.1(i), which patents and patent applications are used solely in, or relate solely to, the BiliCheck Business, Seller also owns other patents which are used both in the BiliCheck Business and one or more of Seller's other businesses, which patents are listed on Schedule 1.3 and are referred to herein as the "Multiuse Intellectual Property." Contemporaneously with the execution and delivery of this Agreement, Seller and Buyer are also entering into a license agreement in the form of Exhibit 1.3 hereto (the "Multiuse IP License") pursuant to which Seller is granting to Buyer an exclusive, perpetual, worldwide, sublicensable, royalty-free license to the Multiuse Intellectual Property, provided that Buyer may use the Multiuse Intellectual Property solely in Jaundice Management.

Seller and its successors and assigns may continue to use the Multiuse Intellectual Property in Seller's other existing businesses or in new businesses, but shall not, except as provided below in this Section 1.3, directly or indirectly use the Multiuse Intellectual Property or any other intellectual property of Seller, or any future modifications or developments of the Multiuse Intellectual Property or any other intellectual property of Seller, in any type of Jaundice Management, or grant to any third party any right to use or license the Multiuse Intellectual Property or any other intellectual property of Seller, or any future modifications or developments of the Multiuse Intellectual Property or any other intellectual property of Seller, in any type of Jaundice Management. Without limiting the foregoing, Seller shall not directly or indirectly use Seller's interstitial fluid technology, or any future modifications or developments thereof, in Jaundice Management and shall not grant to any third party, the right to use Seller's interstitial fluid technology or any future modifications or developments thereof, in Jaundice Management. Further provided that if a third party infringes, in the field of Jaundice Management, one or more of Seller's patents with respect to intellectual property which is not part of the Purchased Assets or the Multiuse Intellectual Property, Buyer shall have the right, at Buyer's expense, to bring an infringement action against such third party naming Seller as a co-plaintiff, but only with respect to infringement in the field of Jaundice Management. Seller shall fully cooperate with Buyer in the prosecution of such infringement action.

Notwithstanding the foregoing, the limitations of this Section 1.3 with respect to Seller's use of its intellectual property which is not part of the Purchased Assets or the Multiuse Intellectual Property shall expire at the end of the Seller Non-competition Period (as defined in Section 12.1.1), subject, however, to Buyer's continuing exclusive option and right of first refusal under Section 9 of the Purchasing and License Agreement.

ARTICLE II
PURCHASE PRICE; HOLDBACK; EARN-OUT; ROYALTIES

2.1 Purchase Price. The purchase price for the Purchased Assets is Five Million Dollars ($5,000,000) (the "Purchase Price"), Four Million Dollars ($4,000,000) of which will be paid to Seller upon execution of this Agreement, by wire transfer of immediately available funds to a bank account designated by Seller (the "Cash Payment"), and One Million Dollars ($1,000,000) of which will be held back by Buyer (the "Holdback") and paid only in accordance with the terms and conditions pertaining to the [*] provided for in Section 14 of the Transition Agreement (as defined in Section 7.1 hereof). Provided that the Cash Payment shall be subject to adjustment pursuant to Section 2.9 below.

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2.2 [intentionally deleted]

2.3 Earn-Out. Buyer is willing to pay additional compensation if the BiliCheck Business grows to meet the performance targets described in this Section 2.3. Accordingly, the parties have agreed that deferred cash consideration (the "Earn-out") of up to an additional Three Million Five Hundred Thousand Dollars ($3,500,000) shall be paid to Seller by Buyer provided that the BiliCheck Business meets the performance targets described below.

The following are the gross revenue targets for the BiliCheck Business for each of calendar years 2003, 2004, 2005 and 2006:
Calendar Year	Annual Target	Cumulative Target
2003	[*]	[*]
2004	[*]	[*]
2005	[*]	[*]
2006	[*]	[*]

The parties acknowledge and agree that for calendar year 2003, the annual revenue target and cumulative revenue target listed above will be [*] multiplied by a fraction, the numerator of which is the number of days remaining in calendar year 2003 beginning on and including the Closing Date and the denominator of which is 365 (as so revised, the "Revised 2003 Annual Revenue Target" and the "Revised 2003 Cumulative Revenue Target")). Further provided that the cumulative revenue targets for 2004, 2005 and 2006 shall be adjusted after the Closing Date to reduce each such cumulative revenue target by an amount equal to the difference between [*] and the Revised 2003 Annual Revenue Target. The gross revenue for calendar year 2003 for purposes of this Section 2.3 shall be an amount equal to (i) the sum of: (a) the gross revenue for the period from January 1, 2003 through the Closing Date of (I) Buyer in its conduct of the BiliCheck Business and (II) Seller in its conduct of the BiliCheck Business (excluding revenue attributable to sales to Buyer); and (b) the gross revenue of Buyer in its conduct of the BiliCheck Business beginning on and including the Closing Date until and including December 31, 2003, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in calendar year 2003 beginning on and including the Closing Date and the denominator of which is 365.

If the gross revenue of the BiliCheck Business meets or exceeds both the annual revenue target and the cumulative revenue target for a particular calendar year (the "Applicable Year"), Buyer will pay to Seller by March 31 of the immediately succeeding calendar year, an earn-out payment of Seven Hundred Fifty Thousand Dollars ($750,000) in the case of calendar years 2003, 2004 and 2005, and an earn-out of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the case of calendar year 2006.

If the BiliCheck Business fails to meet or exceed both the annual revenue target and the cumulative revenue target for any Applicable Year, but meets at least 80% of the annual revenue target for that year

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and at least 80% of the cumulative revenue target for that year, then Buyer will pay to Seller by March 31 of the immediately succeeding calendar year, an amount equal to fifty percent (50%) of the maximum earn-out available for such Applicable Year ("Maximum Earn-out"). In addition, if in a situation described in the foregoing sentence, more than 80% of both the annual and cumulative revenue targets for such Applicable Year are achieved, Buyer will pay to Seller by March 31 of the immediately succeeding calendar year, an additional Two and One Half Percent (2.5%) of the Maximum Earn-Out for each full percentage point (and a proportionate portion of 2.5% for any remaining fraction of a percentage point) obtained by subtracting 80% from the lower of (a) the percentage of the annual revenue target achieved in such Applicable Year and (b) the percentage of the cumulative revenue target achieved in such Applicable Year.

For purposes of illustration, if the BiliCheck Business meets 100% of the annual and cumulative revenue targets for calendar year 2003, and then realizes [*] of revenue in calendar year 2004, the BiliCheck Business will have met the earn-out target for 2003, 82% of the annual revenue target for 2004 and 89.6% of the cumulative revenue target for 2004. This would result in a total earn-out payment for 2003 of $750,000 and for 2004 of 55% of the Maximum Earn-out Amount (50% + 2.5% for each of the two percentage points obtained by subtracting 80% from 82%).

If full earn-out payments for each of 2003, 2004, 2005 and 2006 are not earned resulting in a cumulative earn-out payment for these 4 years of less than $3,500,000, but the BiliCheck Business meets or exceeds the cumulative revenue target for 2006, then Buyer would pay to Seller the difference between $3,500,000 and amounts actually earned by Seller for calendar years 2003, 2004, 2005 and 2006.

The parties agree that Buyer has full authority with respect to the manner in which it conducts the BiliCheck Business post-Closing. Provided, however, that if Buyer sells or distributes products during the period from the Closing Date until December 31, 2006 (the "Earn-out Period") in a manner which results in the artificial deferral of income to a date or dates following the termination of the Earn-out Period, Buyer shall be required, at the termination of the Earn-out Period, to recalculate the earn-out payments due to Seller taking such deferred income into account in the calendar year in which such deferred income would have been earned had it not been artificially deferred.

2.4 Additional Earn-out. Seller shall also be entitled to an additional earn-out (the "Additional Earn-out") equal to (a) the number of BiliCals sold in the BiliCheck Business in a calendar year following the Closing (with calendar year 2003 for this purpose beginning on the Closing Date and ending on December 31, 2003) minus the Base Amount, multiplied by (b) [*]. The Additional Earn-out will be calculated and paid on a calendar year basis, with the Additional Earn-out for the Applicable Year being due and payable by March 31 of the immediately succeeding calendar year. "Base Amount" means for calendar year 2003, [*] which is [*] multiplied by a fraction, the numerator of which is the number of days remaining in calendar year 2003 beginning on and including the Closing Date and the denominator of which is 365. The "Base Amount" for each of the succeeding calendar years beginning with calendar year 2004, shall be [*] which is the sum of (x) [*], the number of BiliCals sold by Seller during the entire calendar year 2002 to persons other than Buyer plus (y) [*], the number of BiliCals sold by Buyer during the entire calendar year 2002. The Additional Earn-out shall be payable for each calendar year through and including calendar year 2007; provided, however, in no event shall Buyer be required

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to pay Seller more than Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) in Additional Earn-out.

In determining the Base Amount Buyer and Seller have, and in determining the number of BiliCals sold in the future, Buyer and Seller shall, for purposes of this Section 2.4, count as BiliCals sold, BiliCals which are included as part of a package of bundled products, whether or not an individual value is assigned to the BiliCals. BiliCals given away without charge other than as part of a package of bundled products, e.g., samples, have not been counted as BiliCals sold in the Base Amount, nor may they be counted in the calculation of BiliCals sold in the future.

2.5 No Assumption of Liabilities. Seller is responsible for, and shall satisfy and pay, all liabilities and obligations relating to the BiliCheck Business or the Purchased Assets that arise or accrue prior to the Closing Date, including without limitation, accounts payable, indebtedness of any nature, tax obligations, payroll obligations, any liability or contract of, or claim against Seller, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured other than Assumed Liabilities, and any liability or claim arising in any way from any product manufactured and/or sold in the BiliCheck Business or service rendered in the BiliCheck Business, or action taken by, or relating to the operations of, Seller, prior to the Closing Date, in all cases whether or not resulting in a Third Party Claim (as defined in Section 11.5.1) (collectively, "Retained Liabilities"). Except for obligations arising after the Closing Date under the Assumed Contracts as described in Section 2.6 below (the "Assumed Liabilities"), Buyer is assuming no liabilities of Seller.

2.6 Assignment and Assumption of Certain Contracts, Leases and Licenses. Notwithstanding Section 2.5 above, Buyer will assume the obligations of Seller arising after the Closing Date, under the M.D. Anderson License and the other contracts and licenses listed on Schedule 2.6 ("Assumed Contracts"). Provided that to the extent that the assignment of or the agreement to assign any Assumed Contract to Buyer would constitute a breach of that Assumed Contract or would result in the termination of the Assumed Contract unless the consent or waiver of another party thereto has been obtained, this Agreement shall not constitute any such assignment or agreement to assign unless and until such consent or waiver is obtained. The obtaining of such consents and waivers is, pursuant to Section 8.5, a condition to Buyer's obligation to close the transactions contemplated by this Agreement. If any such consent or waiver has not been obtained prior to the date hereof and Buyer nevertheless elects to go forward with the Closing, Seller shall, at Buyer's request, continue to use its reasonable best efforts to obtain all such consents as have not been obtained prior to such date and further agrees to cooperate with Buyer after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) proposed by Buyer, designed to provide for Buyer, on terms no less favorable than Seller is entitled to, the benefits under the applicable Assumed Contracts, including without limitation, enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise.

2.7 Allocation of Purchase Price. Buyer and Seller have prepared an allocation of the Purchase Price and other consideration paid pursuant to this Agreement for use on Internal Revenue Service Form 8594, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Such allocation is set forth on Schedule 2.7 hereto. Any adjustment to the Purchase Price or other

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consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation. Seller and Buyer shall timely file with the appropriate governmental authorities copies of such Form 8594 and shall utilize the allocation of the Purchase Price and other consideration paid pursuant to this Agreement contained on such Form 8594 in the preparation of any tax returns and forms (including attachments thereto) which relate to the transactions contemplated hereby. Neither Seller nor Buyer shall file any tax return containing an allocation of the Purchase Price that differs from the allocation established pursuant to this Section 2.7.

2.8 Bulk Sales Law Compliance. Seller agrees to pay and discharge all claims of creditors, including state taxing authorities, which may be asserted against Buyer by reason of Seller's noncompliance, if any, with the provisions of the bulk sales law of any State which may require bulk sales law compliance on account of the provisions herein and the transactions contemplated hereby, and Seller agrees to indemnify and hold Buyer harmless from and against claims suffered or incurred by Buyer by reason of or arising out of (a) the failure of Seller to pay or discharge the same when due, or (b) noncompliance with any applicable bulk sales law.

2.9 Adjustment of Cash Payment.

(a) Promptly following the Closing Date, but in any event within fifteen (15) days following the Closing Date, a representative of Buyer together with a representative of Seller will conduct a physical inventory of the inventory portion of the Purchased Assets ("Closing Inventory") and the fixed asset portion of the Purchased Assets ("Closing Fixed Assets"). The Closing Fixed Assets will then be compared to the list of fixed assets attached hereto as Schedule 2.9(a) for the purpose of determining whether any of the fixed assets listed on Schedule 2.9(a) are missing or damaged. If such physical inventory shows that not all of the fixed assets shown on Schedule 2.9(a) are on hand at the Closing, or one or more fixed assets are lost or damaged, ordinary wear and tear excepted, or otherwise not transferred to Buyer (collectively, "Missing Assets"), then Seller shall promptly reimburse Buyer for the Missing Assets, at the cost shown on Schedule 2.9(a) for such Missing Assets, and such reimbursement obligation shall not be subject to the Threshold Amount or Indemnification Cap contained in Article XI, or taken into account in determining whether such Threshold Amount or Indemnification Cap have been reached. If the physical inventory of the Closing Inventory shows that the value of the Closing Inventory (using the inventory valuation method described in Section 4.21 below) is less than [*], the Cash Payment shall be reduced in an amount equal to the difference between the inventory value of the Closing Inventory and [*], and such reduction in the Cash Payment shall not be subject to the Threshold Amount or Indemnification Cap contained in Article XI, or taken into account in determining whether such Threshold Amount or Indemnification Cap have been reached.

(b) Within 45 days following the Closing Date, Buyer shall deliver to Seller a letter stating that (x) no adjustment of the Purchase Price is proposed, or (y) setting forth Buyer's proposed adjustments to the Purchase Price and the reasons for such proposed adjustments. If Buyer and Seller cannot agree on an adjustment to the Purchase Price within 15 days after receipt by Seller of such letter, any Purchase Price adjustment issues which remain unresolved shall be resolved within thirty (30) days following the selection of the independent public accountants referred to below, by a majority of (I) a representative of Seller or any other person designated in writing by Seller, (II) a representative of Buyer or any other person designated in writing by Buyer, and (III) a firm of

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 independent public accountants of recognized national standing designated by the representatives of Buyer and Seller referred to above. If such representatives are unable to agree on such accounting firm within a period of 15 days following the end of the 15 day period referred to above, then Buyer and Seller shall have the right to request the American Arbitration Association (the "AAA") in Atlanta, Georgia to appoint such accounting firm. The fees and expenses of such accounting firm and the AAA shall be borne one-half by Seller and one-half by Buyer and those of the representatives of Buyer and Seller shall be borne by the party designating such representative.

(c) During the period of the conduct of the physical inventory Buyer and Ernst & Young, Buyer's independent public accountants, shall be permitted to have such access to Seller's personnel, books, records and files, and shall receive such cooperation from Seller and Seller's independent accountants as may reasonably be requested by Buyer or Ernst & Young in connection with such review.

(d) If the valuation as finally determined pursuant to Section 2.9(b) above, shows that a reduction in the Purchase Price is required pursuant to the terms of Section 2.9(a) above, then Seller shall pay to Buyer, in cash, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the reduction due to Buyer pursuant to Section 2.9(a) plus interest thereon from the Closing Date to the date of such payment, at the floating, announced prime rate of PNC Bank, N.A. during such period. Such payment shall be due on the fifth (5th) business day following the later of (i) receipt by Seller of the letter from Buyer referred to in Section 2.9(b) above, if Seller agrees with the Purchase Price adjustments proposed in such letter, and (ii) final resolution in accordance with such paragraph of any and all disputes with respect to such proposed adjustments.

2.10 Ad Valorem and Property Taxes. All ad valorem and property taxes and assessments relating to the Purchased Assets for calendar year 2003 shall be prorated between Buyer and Seller as of the Closing Date. Payment of any amount owed by Buyer to Seller or by Seller to Buyer shall be made at the Closing (to the extent such amounts are then ascertainable) or within thirty (30) days after the actual ad valorem and property taxes with respect to the Purchased Assets for calendar year 2003 have been determined.

ARTICLE III
CLOSING

3.1 Time and Place of the Closing. Subject to and after the fulfillment or waiver of the closing deliveries identified in Articles VIII and IX, the closing of the sale of the Purchased Assets shall take place by facsimile on the date hereof (the "Closing Date"). In this Agreement, such event is referred to as the "Closing". The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER

To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder,

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 Seller makes the following representations and warranties, which representations and warranties shall survive the Closing for the period set forth in Section 11.4 hereof:

4.1 Organization, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted; (ii) to enter into this Agreement; and (iii) to carry out the other transactions and agreements contemplated hereby. Seller is qualified to transact business as a foreign corporation in Georgia and in each other state where the conduct of its business or the ownership of its property would require such qualification, except where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. "Material Adverse Effect" when used in this Agreement, shall mean that the fact, event or occurrence being measured in reference to such standard would have a material adverse effect on the Purchased Assets or on the BiliCheck Business.

4.2 Due Authorization; Binding Obligation; No Violations; Consents. Seller has full power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller. This Agreement and each of the agreements, instruments and documents contemplated hereby, has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Neither the execution, delivery and performance of this Agreement by Seller, nor the execution, delivery and performance by Seller of the agreements, instruments and documents contemplated hereby, nor the consummation of the transactions contemplated herein or therein, do or will (i) violate any provision of the charter or bylaws of Seller; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule or regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Seller or the Purchased Assets; (iii) except as set forth on Schedule 4.2, violate, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Assumed Contract or any mortgage, contract, agreement, lease, license, indenture, trust or other instrument of Seller which relates to the BiliCheck Business or the Purchased Assets; (iv) violate any legally protected right arising in the operation of the business of Seller of any person or entity or give to any person or entity (including the shareholders of Seller), a right oraim against Buyer, Seller or the Purchased Assets; (v) result in or require the creation or imposition of any Lien upon or with respect to the Purchased Assets; or (vi) except as set forth on Schedule 4.2, require the consent, approval or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity (all of which consents have been obtained).

4.3 Financial Statements. Seller has previously furnished to Buyer the following financial statements of Seller, including the notes pertaining thereto (the "Financial Statements"):

(a) The unaudited balance sheet of Seller as of September 30, 2002, and the related statements of operations, cash flows and stockholder's equity for the 9-month period then ended; and

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(b) The unaudited balance sheet of Seller as of December 31, 2002, and the related statements of operations, cash flows and stockholder's equity for the 12-month period then ended.

The Financial Statements present fairly and are, in all material respects, true, correct and complete statements of the financial position of Seller at each of the respective balance sheet dates and the results of operations for each of the periods covered, and have been prepared in accordance with GAAP (except for the absence of footnotes, and as to the statements as of and for the period ended September 30, 2002, year-end adjustments), consistently applied over the periods indicated and applied consistently with prior periods.

4.4 Liabilities. The Seller has no liabilities or obligations in connection with the BiliCheck Business, either accrued, absolute, contingent or otherwise, except: (i) as reflected in the balance sheet referred to in Section 4.3(b) or as otherwise set forth on Schedule 4.4; and (ii) accounts payable and other liabilities incurred in the ordinary course of business since December 31, 2002.

4.5 No Tax Liens. There are no tax liens upon the Purchased Assets, and to the knowledge of Seller there is no basis for the attachment of any such liens. For purposes of this Article IV, the phrases "to the knowledge of Seller" and "to Seller's knowledge" shall mean the actual knowledge of the officers of Seller and the individuals listed on Schedule 4.5.

4.6 Good Title to and Condition of the Purchased Assets.

4.6.1. Seller has good and marketable title to all of the Purchased Assets (other than personal property which is licensed by Seller, which licensed personal property Seller has valid licenses to use), free and clear of any Liens (as defined in Section 1.1).

4.6.2. Except for the assets listed on Schedule 4.6.2, the equipment, machinery, supplies, tools, dies, fixtures and all other tangible assets included in the Purchased Assets are all of the fixed assets used in the BiliCheck Business and all of the fixed assets necessary for the manufacture of the products currently being manufactured in the BiliCheck Business. All of such fixed assets are in good operating condition and repair, normal wear and tear excepted.

4.7 Licenses and Permits. Seller possesses all licenses and required governmental or official approvals, permits and authorizations (collectively, the "Permits") necessary for the business and operations of the BiliCheck Business. All such Permits are valid and in full force and effect, Seller is in compliance with their requirements in all material respects, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or amend any of them. Except as indicated on Schedule 4.7, none of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the transfer of the Permits to Buyer.

4.8 Intellectual Property. The trademarks, patents and patent applications listed on Schedule 1.1(h) and Schedule 1.1(i) respectively, the technology and know-how and other intangible property rights included within the Purchased Assets, and the Multiuse Intellectual Property (collectively, the "Intellectual Property"), constitute

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 all of the intellectual property of Seller used in theBiliCheck Business and all intellectual property necessary for the conduct of, the BiliCheck Business as currently conducted. Taking into account the current state of development of Seller's other intellectual property, Seller has no other intellectual property that is currently useful for Jaundice Management. Except for the Intellectual Property that is indicated on Schedule 4.8 as being licensed from a third party (the "Licensed Intellectual Property"), Seller owns all Intellectual Property, and has good and valid title thereto. All Intellectual Property is free and clear of all Liens, except that the Licensed Intellectual Property is owned by the respective licensors. Seller requires no rights in Intellectual Property to conduct the BiliCheck Business as presently conducted which it does not have, and all of Seller's rights in all of the Intellectual Property are being transferred to Buyer pursuant to this Agreement and the agreements and documents contemplated hereby. All of the Multiuse Intellectual Property is owned by Seller and no Multiuse Intellectual Property is licensed from a third party.

To the knowledge of Seller, neither the Intellectual Property nor Seller's use thereof infringes the intellectual property rights of any third party. No proceedings have been instituted or are pending or, to the knowledge of Seller, threatened or contemplated which assert the invalidity, abuse, misuse or unenforceability of, or infringement of the rights of third parties by, any Intellectual Property or the exercise of rights therein, and to the knowledge of Seller, there are no grounds for the same. Except as disclosed in Schedule 4.8, Seller has not licensed anyone to use any Intellectual Property and does not license any Intellectual Property from any other person. Seller has no knowledge of the infringing use of the Intellectual Property by any third party. Except as set forth on Schedule 4.8, Seller has not received any notice of conflict with the asserted rights of others in or to any Intellectual Property. To Seller's knowledge, all of the issued patents included in the Intellectual Property, whether owned, licensed or controlled, are valid and enforceable. There are no past due maintenance fees with respect to any of the Intellectual Property.

4.9 Adequacy of the Assets; Relationships with Customers and Suppliers. Except for the assets listed on Schedule 4.6.2, the Purchased Assets constitute, in the aggregate, all of the assets and property used in the BiliCheck Business and all of the assets and property necessary for the conduct of the BiliCheck Business in the manner in which it is currently being conducted. Seller does not know of any written or oral communication from a customer, supplier or licensor that exists or has occurred prior to the date hereof which indicates that:

4.9.1. any current customer of Seller which accounted for over 5% of the total revenue of the BiliCheck Business (excluding from such revenue calculations sales to Buyer) for the year ended December 31, 2002, will terminate its business relationship with Seller; or

4.9.2. except as set forth on Schedule 4.9.2, any current supplier or licensor to Seller of items or intellectual property essential to the conduct of the BiliCheck Business will terminate its business relationship with the BiliCheck Business.

Seller is not restricted by agreement from carrying on its business anywhere in the world.

4.10 Documents and Information with Respect to Seller.

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4.10.1. Schedule 4.10 is an accurate and complete list of the following: (i) each lease of personal property to which Seller is a party or by which it is bound, and which relates primarily or in any substantial respect to the BiliCheck Business; (ii) any other agreement, contract or commitment to which Seller is a party or by which it is bound, which relates to the BiliCheck Business or the Purchased Assets; and (iii) the current annual salary of Scott Kerr, Rick Fowler, Brian Praether and Bill Herring (collectively, the "Designated Employees") and the profit sharing, bonus or any other form of compensation (other than salary) paid or payable by Seller to or for the benefit of each such person for the year ended December 31, 2002, and any employment or other agreement of Seller with any of such persons. Seller has previously furnished Buyer with an accurate and complete copy of each agreement, contract or commitment listed in Schedule 4.10. Except as set forth on Schedule 4.10, there has not been any breach of or default in any obligation to be performed by Seller under any such agreement or, to the knowledge of Seller, in any obligation to be performed by any other party to such agreement. All of such agreements are in full force and effect in accordance with their respective terms. Except as set forth on Schedule 4.10, none of such agreements will expire or be terminated or be subject to any modification of terms or conditions upon consummation of the purchase of the Purchased Assets. Seller is not a party to any loan agreement, credit agreement, guarantee, security agreement or similar document or instrument.

4.10.2. Seller carries product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, with an umbrella amount of $10,000,000, which covers the products sold by the BiliCheck Business prior to the Closing. All premiums and other payments which have become due under each policy of product liability insurance have been paid in full, all of such policies are in full force and effect and Seller has not received notice from any insurer, agent or broker of the cancellation of any of such policies or bonds. , Seller has not received any notification from any insurer, agent or broker denying or disputing any claim made by Seller or denying or disputing any coverage for any such claim or the amount of any claim. Seller does not have any claim against any of its insurers under any of such policies pending or anticipated and to Seller's knowledge, there has been no occurrence of any kind which could give rise to any such claim.

4.11 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best knowledge of Seller, threatened against or affecting the Purchased Assets or the BiliCheck Business, or which question the validity or enforceability of this Agreement or any action contemplated herein. To Seller's knowledge, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Seller is or was a party which affect the Purchased Assets or the BiliCheck Business or any of the transactions contemplated hereby.

4.12 Records. The records of Seller included in the Purchased Assets are accurate and complete in all material respects.

4.13 No Change in Applicable Law or Regulation; No Reimbursement Changes. To Seller's knowledge, there has been no change in applicable laws or regulations and no private or governmental reimbursement change since November 10, 2002 that could reasonably be expected to have a Material Adverse Effect.

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4.14 No Material Adverse Effect. Since November 10, 2002, no Material Adverse Effect has occurred with respect to the Purchased Assets or the BiliCheck Business.

4.15 Absence of Certain Acts or Events. Since November 10, 2002, Seller has not, except as set forth on Schedule 4.15, (i) paid any bonus or increased the rate of compensation of any of the Designated Employees (as defined in Section 4.10.1) other than in the ordinary course of business; (ii) sold or transferred any Purchased Assets, other than the sale of finished goods in the ordinary course of business; (iii) incurred any material obligation or liability relating to the Purchased Assets or the BiliCheck Business (including any indebtedness), or entered into any material transaction relating to the Purchased Assets or the BiliCheck Business, except for this Agreement, and the transactions contemplated hereby; (iv) suffered any material theft, damage, destruction or casualty loss with respect to the Purchased Assets or the BiliCheck Business; (v) waived any right of material value relating to the Purchased Assets or the BiliCheck Business; (vi) suffered any extraordinary losses relating to the Purchased Assets or the BiliCheck Business; (vii) made or adopted any material change in its accounting practice or policies with respect to the Purchased Assets or the BiliCheck Business; or (viii) made any material adjustment to its books and records relating to the Purchased Assets or the BiliCheck Business other than in respect of the conduct of its business activities in the ordinary course, during the period since November 10, 2002.

4.16 Compliance with Laws.

4.16.1. Seller is in compliance with all laws, regulations and orders applicable to the Purchased Assets and the BiliCheck Business (including the Internal Revenue Code of 1986, as amended and ERISA), except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Seller has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, and to the knowledge of Seller, no proceeding with respect to any such violation is contemplated.

4.16.2. The BiliCheck Business is in material compliance with all applicable laws, rules, regulations and requirements of the Federal Trade Commission ("FTC") and the Food and Drug Administration ("FDA") under the provisions of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 321 et seq. and its implementing regulations, 21 C.F.R. Section 801 et seq., including, but not limited to, (i) those laws relating to the filing of premarket notifications or premarket approval applications for medical devices, (ii) the registration with the FDA as a manufacturing establishment and currently listing its marketed devices; (iii) the manufacture, storage and shipment of products in compliance with FDA's standards for current good manufacturing practices; and (iv) product labeling and promotion in accordance with all FTC and FDA rules and interpretations. Seller has provided Buyer with copies of any and all notices of prior compliance actions including complaints, notice of violation letters, warning letters, 483 inspection reports, etc. sent by any Government Authority since December 31, 1995.

4.17 Environmental Matters.

4.17.1. Seller's conduct of the BiliCheck Business is in material compliance with all applicable environmental laws.

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4.17.2. Seller has not been required to and has not undertaken, in connection with the BiliCheck Business, any response or remedial actions or clean-up actions of any kind, whether on its own initiative, at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

4.17.3. There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the Purchased Assets or the BiliCheck Business as owned or operated by Seller.

4.17.4. Schedule 4.17 identifies (i) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or, to the knowledge of Seller, undertaken by governmental agencies relating to or affecting the Purchased Assets or the BiliCheck Business; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken by Seller or its agents or, to the knowledge of Seller, undertaken by governmental agencies, relating to or affecting the Purchased Assets or the BiliCheck Business; (iii) all written communications between Seller or its representatives, on the one hand, and environmental agencies, on the other hand, relating to the Purchased Assets or the BiliCheck Business; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting the Purchased Assets or the BiliCheck Business.

4.18 Computer Programs and Software. All computer programs and software which are included in the Purchased Assets or which are the subject of Assumed Contracts (the "Software") are owned by Seller or held under valid license agreements. Seller has not licensed anyone to use any of the Software. To the knowledge of Seller, no Software created and owned by Seller infringes the intellectual property rights of any third party. To Seller's knowledge, no Software licensed or purchased by Seller from a third party infringes the intellectual property rights of any third party. Seller has not received any claim that the Software infringes the rights of a third party. The Software is all of the software used in the BiliCheck Business and is sufficient for the conduct of the business of the BiliCheck Business as now conducted.

4.19 Brokers. Except as set forth on Schedule 4.19, Seller has not paid or become obligated to pay any fee or commission of any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

4.20 Location of Purchased Assets. The Purchased Assets are located at Seller's facility at 6025A Unity Drive, Norcross, Georgia and at the other locations set forth on Schedule 4.20.

4.21 Inventory. Except as set forth on Schedule 4.21, the inventory of the BiliCheck Business as of November 10, 2002 was, and the Inventory of the BiliCheck Business on the date hereof has been, manufactured or acquired in the ordinary course of business, in customary quantities and at prevailing prices, except that Seller has purchased the component parts listed on Schedule 4.21 to provide an adequate source of component parts during the period that the [*] is being completed. Such inventory has been valued on an item by item basis, at the lower of cost or market, on a first-in, first-out basis in accordance with GAAP consistently applied, and all unmarketable, returned, rejected, damaged or obsolete inventory has been fully written off. The finished BiliCheck products, BiliCal products and other products contained in the inventory of Seller have been

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 made in accordance with and in conformity to the published specifications for such products. The work in process in such inventory has been made in accordance with and in conformity to the specifications for such products to the extent consistent with the state of completion of such work in process. [*] on order are, together with the other raw materials and component parts either currently on hand in Seller's inventory or currently available from Seller's vendors, suitable and sufficient for Buyer to produce finished BiliChecks for a period of [*] months following the Closing, based on 2002 sales information. All of the finished goods in the inventory of the BiliCheck Business (a) have received the upgrades described in Section 9(a) of the Transition Agreement, and (b) have been valued without taking into account the portion of the sales price of such finished goods allocable to the warranty attached thereto.

4.22 Backlog. Schedule 4.22 sets forth the total backlog of orders of Seller as of the date hereof.

4.23 Secrecy Agreements. Seller has entered into secrecy agreements in the form (or substantially the form) attached to Schedule 4.23 to this Agreement with all of the employees of the BiliCheck Business, which employees are listed on Schedule 4.23.

4.24 Product Liability and Recalls. Except as set forth in Schedule 4.24, there is no claim, pending or, to Seller's knowledge, threatened, against Seller for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Seller in connection with the BiliCheck Business, including claims arising out of the defective or unsafe nature of Seller's products or services. To the knowledge of Seller, there is no basis for such a claim. Seller has made available for inspection by Buyer, all of Seller's complaint documentation and files, repair history and files and warranty history documentation and files. Except as set forth on Schedule 4.24, Seller has not undertaken any recall of any products sold in the BiliCheck Business, whether voluntarily or at the request or direction of any governmental authority. No governmental authority has advised Seller that it intends to order a recall of products sold in the BiliCheck Business or that it intends to investigate the products sold in the BiliCheck Business.

4.25 Solvency; No Bankruptcy Filings. As of the date hereof, Seller is solvent. The sale of the Purchased Assets to Seller will not result in the insolvency of Seller. Seller has not commenced a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, and no involuntary proceeding under any such law has been instituted against Seller.

4.26 Certain Representation Re: BiliCheck. To Seller's knowledge, [*], there are no component parts of the BiliCheck product which will not be available from their current vendors for a period of five (5) years from the Closing Date. Other than the upgrade work described in Section 9(a) of the Transition Agreement and the Additional Product Work (as defined in Section 6.2), to Seller's knowledge, there is no upgrade or similar material work in respect of the BiliCheck product which needs to be performed.

4.27 BiliCals Sold by Seller to Third Parties in 2002. Seller sold [*] BiliCals to customers other than Buyer in calendar year 2002.

4.28 No Omissions. No representation or warranty by Seller contained in this Agreement, and no statement

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contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the following representations and warranties, which representations and warranties shall survive the Closing for the period set forth in Section 11.4 hereof:

5.1 Organization, Power and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and all other agreements, instruments and documents contemplated hereby and to perform its obligations hereunder and thereunder.

5.2 Due Authorization; Binding Obligation; No Violations. Buyer has full power, authority and capacity to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer. This Agreement and the other agreements, instruments and documents contemplated hereby have been duly executed and delivered by Buyer and each is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution, delivery or performance of this Agreement by Buyer nor the other agreements, instruments and documents contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the certificate of incorporation or bylaws of Buyer; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule or regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer; or (iii) require the consent, approval or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity.

5.3 Brokers. Buyer has not paid or become obligated to pay any fee or commission of any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

ARTICLE VI
POST-CLOSING OBLIGATIONS OF SELLER

6.1 [*]. The [*] (as defined in Section 2.1) shall be performed in accordance with the terms of the Transition Agreement (as defined in Section 7.1), and all rights and remedies in respect of the [*] shall be exclusively governed by the Transition Agreement and Section 2.1 of this Agreement

6.2 Additional Product Work. Seller shall also be available, for a period of two (2) years following the

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Closing Date to perform the additional product work ("Additional Product Work") described in Section 15 of the Transition Agreement.

6.3 Repairs, Returns and Allowances; Recalls. After the Closing Date, at the times set forth in the Transition Agreement, Buyer agrees to promptly and diligently and in a workmanlike manner, make any repairs, accept any returns, and grant any allowances in accordance with any warranty or guarantee given by Seller to customers in connection with any product sold by Seller in the BiliCheck Business prior to the Closing Date. If after the Closing Date, Buyer makes any repairs of products sold by Seller, accepts any returns of products sold by Seller or grants any allowances with respect to products sold by Seller, or if Buyer undertakes a recall of products sold by Seller in the BiliCheck Business prior to the Closing Date, whether such recall is voluntary or involuntary (but not including voluntary recalls which are not safety-related or regulatory-related, but instead are for such things as non-essential upgrades or model changes), Seller shall, upon Buyer's written request, pay to Buyer Buyer's direct cost of making such repairs, accepting such returns, granting such allowances, or conducting such recall. Seller agrees that in making any such repair, accepting any such return, granting any such allowance or conducting such recall, Buyer is and shall be acting as agent for Seller, that Buyer makes no representations or warranties with respect to any such repair, return, allowance or recall, and that the making of any such repair, the acceptance of any such return, the granting of any such allowance, or the conduct of any such recall shall not in any way affect or limit the representations, warranties, covenants or agreements of the Seller contained in this Agreement or Buyer's right to rely thereon, and Seller agrees to indemnify Buyer and hold Buyer harmless from and against any and all loss, cost, damage, claim and expense, including, without limitation, attorney's fees and disbursements, which Buyer may sustain at any time by reason of any such repair, return, allowance or recall, except and to the extent such loss, damage, claim or expense is caused by the negligence or willful act or omission of Buyer. The foregoing indemnification obligation shall not be subject to the Threshold Amount, Indemnification Cap or time limits for bringing claims contained in Article XI of this Agreement, and shall not be counted in determining whether the Threshold Amount or Indemnification Cap has been reached. For purposes of clarification, all references in this Agreement, including this Section 6.3, to products sold by Seller prior to the Closing Date include products sold by Seller to Buyer prior to the Closing Date.

ARTICLE VII
TRANSITION AGREEMENT

7.1 Procedure for Transfer of Purchased Assets. The parties recognize that the Purchased Assets will not be maintained at all of the locations specified in Section 4.20 after the Closing but except for tooling which may be maintained at certain vendor locations, will be transferred to a location or locations of Buyer. The parties also recognize that while such transfer is taking place and while the [*] (as defined in Section 2.1) is being performed, that it is in the best interests of both Buyer and Seller to maintain the day to day business operations of the BiliCheck Business in the ordinary course. Accordingly, the parties are, contemporaneously with the execution and delivery of this Agreement, executing and delivering a Transition Agreement (the "Transition Agreement") in the form of Exhibit 7.1 hereto. The Transition Agreement addresses (a) the physical transfer of the Purchased Assets to Buyer, (b) the performance of the [*] by Seller, (c) the conduct of the BiliCheck Business in the ordinary course for the period described in the Transition Agreement, and (d) the performance of the Additional Product Work by Seller.

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ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF
BUYER; SELLER'S CLOSING DELIVERIES

The obligation of Buyer to proceed with the transactions contemplated hereby shall be subject to the delivery or fulfillment on or prior to the date hereof, of each of the following:

8.1 No Material Adverse Effect or Destruction of Property. Between November 10, 2002 and the Closing Date, (i) no Material Adverse Effect shall have occurred, (ii) there shall have been no material adverse federal, state or local legislative or regulatory change, or private or governmental reimbursement change, affecting in any material respect the Purchased Assets or the services, products or business of the BiliCheck Business, and (iii) the Purchased Assets shall not have been damaged in any material respect by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage.

8.2 No Adverse Litigation. There shall not be pending or threatened any action, suit, investigation or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the purchase of the Purchased Assets or any other transaction contemplated hereby, or which might affect the right of Buyer to own, operate in their entirety, or control the Purchased Assets.

8.3 Corporate Action. Seller shall have delivered to Buyer copies of (i) the Charter and Bylaws of Seller as in effect on the Closing Date (ii) resolutions duly adopted by the directors of Seller authorizing the transactions contemplated by this Agreement, (iii) the opinion of Richards Layton & Finger to the effect that the sale of the BiliCheck Business by Seller is not a "sale of all or substantially all of the assets" of Seller and that accordingly, approval of the sale of the BiliCheck Business by Seller's shareholders is not necessary, (iv) a letter from persons holding a majority of the shares of the issued and outstanding common stock of Seller indicating their support of Seller's sale of the BiliCheck Business to Buyer, and (v) a certificate of the Secretary of Seller certifying the Charter, Bylaws, director resolutions and the incumbency and signatures of the officers of Seller executing this Agreement and the other agreements and certificates contemplated hereby.

8.4 Good Standing Certificates. Seller shall have delivered to Buyer a certificate of good standing of Seller issued by the Secretary of State of the jurisdiction of Seller's incorporation, and the appropriate officer of each state in which Seller is qualified to do business, in each case dated as of a date reasonably close to the Closing Date.

8.5 Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby (including the consents identified on Schedule 4.2 and the consent of the M.D. Anderson Cancer Center at the University of Texas), shall have been obtained and shown by written evidence satisfactory to Buyer. The form and substance of such consents shall be reasonably satisfactory to Buyer.

8.6 Delivery of Bill of Sale, Assignment and Assumption Agreement, Trademark Assignment and

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Patent Assignment. Buyer shall have received an executed Bill of Sale, an executed Assignment and Assumption Agreement, an executed Trademark Assignment and an executed Patent Assignment, all in form and substance satisfactory to Buyer and in the case of the Trademark Assignment and the Patent Assignment, suitable for filing in the United States Patent and Trademark Office, along with any other transfer documents necessary or desirable to transfer all of Seller's right, title and interest in the Purchased Assets to Buyer.

8.7 Delivery of Transition Agreement. Buyer shall have received an executed Transition Agreement in the form of Exhibit 7.1 or otherwise reasonably satisfactory to Buyer in form and substance.

8.8 Delivery of Multiuse IP License. Buyer shall have received an executed Multiuse IP License in the form of Exhibit 1.3 or otherwise reasonably satisfactory to Buyer in form and substance.

8.9 Delivery of Noncompetition Agreements. Buyer shall have received noncompetition agreements from Mark Samuels, Rick Fowler, Scott Kerr, Keith Ignotz, Brian Praether, Bill Herring, Fan Xu and Michael Wangsness in form and substance reasonably satisfactory to Buyer.

8.10 Opinion of Jones Day. Buyer shall have received the written opinion of Jones Day, counsel to Seller, in form and substance reasonably satisfactory to Buyer.

8.11 Lien Searches. Seller shall have delivered to Buyer Uniform Commercial Code searches from the offices of the Delaware Secretary of State and the Georgia Secretary of State dated as of a date reasonably close to the Closing Date, reflecting that there are no UCC-1 financing statements filed against Seller relating to the Purchased Assets. Seller shall also have delivered to Buyer lien searches from the applicable government offices in Georgia showing that there are no state or federal tax liens or judgment liens on the Purchased Assets.

8.12 Additional Obligations. In addition to the acts and deeds listed above, Seller shall have performed, executed and delivered, or caused to be performed, executed or delivered prior to or at the Closing, any and all further agreements, documents, instruments, certificates, acts, deeds and assurances as the Buyer may reasonably require to consummate the transactions contemplated hereby.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER;
BUYER'S CLOSING DELIVERIES

The obligations of Seller to proceed with the transactions contemplated hereby shall be subject to the delivery or fulfillment on or prior to the date hereof of each of the following:

9.1 Purchase Price. Buyer shall have delivered the Cash Payment to Seller.

9.2 No Adverse Litigation. There shall not be pending or threatened any action, suit, investigation or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or

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collect damages arising out of the sale of the Purchased Assets or any other transaction contemplated hereby.

9.3 Corporate Action. Buyer shall have delivered to Seller copies of (i) resolutions duly adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, (ii) the certificate of incorporation and bylaws of Buyer as in effect on the Closing Date, and (iii) a certificate of the Secretary of Buyer certifying the foregoing and the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements and certificates contemplated hereby.

9.4 Additional Obligations. In addition to the acts and deeds listed above, Buyer shall have performed, executed and delivered, or caused to be performed, executed and delivered prior to or at the Closing, any and all further agreements, documents, instruments, certificates, acts, deeds and assurances as the Seller may reasonably require to consummate the transactions contemplated hereby.

ARTICLE X
TERMINATION OF PURCHASING AND LICENSE AGREEMENT

10.1 Termination of Purchasing and License Agreement. The parties agree that that certain Purchasing and License Agreement dated June 19, 1996, by and between Seller and Buyer (the "Purchasing and License Agreement") is hereby terminated and is of no further force or effect; provided that (a) any obligations of the Buyer to make to Seller, royalty payments, margin split payments or payments for products purchased from Seller, arising or accruing prior to such termination shall survive termination of the Purchasing and License Agreement and remain due and payable in accordance with the terms related thereto (and not be governed by or subject to the terms and limitations of Article XI hereof) and (b) Sections 9 (provided, however, that the three (3)-year period described in Section 9.1 shall be deemed to commence on the Closing Date), 11 (with respect to products sold prior to the Closing only), 12.2 (with respect to products sold prior to the Closing only) and 13.1 of the Purchasing and License Agreement shall survive the termination of the Purchasing and License Agreement. Each party represents and warrants to the other that to its knowledge, it has no claims against the other under the Purchasing and License Agreement, except for any claims which Seller may have against Buyer for amounts described in Section 10.1(a) above and not yet due and payable as of the Closing Date.

ARTICLE XI
INDEMNIFICATION

11.1 Agreement by Seller to Indemnify. Seller shall indemnify Buyer against and hold Buyer harmless from, any and all losses, liabilities, costs, damages, claims, taxes and expenses, including attorney fees and paralegal fees (collectively, "Damages"), which Buyer may sustain by reason of (i) Seller's noncompliance with any applicable bulk sales or transfer law, (ii) any Retained Liability (as defined in Section 2.5), (iii) any obligation of, or performance of services by, Seller under the Transition Agreement, including without limitation any liability arising from defects in the Post-Closing BiliCals (as defined in the Transition Agreement), and any liability arising from defective repair of BiliCheck products by Seller during the Transition Period (as defined in the Transition Agreement), (iv) subject to the provisions of Section 12 of the Purchasing and License Agreement with respect to infringement suits relating to products sold in the United States and Canada prior to the Closing and to the

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provisions of Section 11.4 below, any liability to or claim by a third party where any Intellectual Property is alleged to infringe the patents or other intellectual property rights of such third party, except for liabilities and claims which arise from the actions or inactions of Buyer (other than Buyer's sale, in a form unmodified by Buyer, of BiliChecks, BiliCals, BilEclipses or other products sold by Seller in the BiliCheck Business, or if such products are modified by Buyer, the modification is not the cause of the alleged infringement), (v) any liability under Section 6.3 of this Agreement, (vi) any liability under Section 2.9 of this Agreement with respect to fixed assets or (vii) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of Seller contained in this Agreement, the Transition Agreement, the Multiuse IP License or in any other agreement, certificate or document delivered pursuant hereto or thereto, in connection herewith or therewith, or arising out of the consummation of the transactions contemplated hereby or thereby.

11.2 Agreement by Buyer to Indemnify. Buyer agrees to indemnify and hold Seller harmless from and against any and all Damages which Seller may sustain by reason of (i) any Assumed Liability (ii) any liabilities or obligations of Buyer with respect to taxes which are not Retained Liabilities, (iii) any liability or claim arising in any way from any product manufactured and sold in the BiliCheck Business or service rendered in the BiliCheck Business, or action taken by, or relating to the operations of, Buyer from and after the Closing, except for liabilities and claims arising from the actions or inactions of Seller, or products manufactured, sold, repaired or serviced by Seller prior to the Closing or manufactured, repaired or serviced by Seller during the Transition Period (as defined in the Transition Agreement), or (iv) the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement, the Transition Agreement, the Multiuse IP License or in any other agreement, certificate or document delivered pursuant to or in connection with this Agreement or out of the closing of the transactions contemplated hereby or thereby.

11.3 Maximum and Threshold Amounts. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Buyer shall be required with respect to direct claims by Buyer against Seller, or Seller against Buyer, or any Third Party Claim (as defined in Section 11.5.1), to indemnify, defend or hold the other harmless from and against any Damages under Section 11.1 or 11.2 (as applicable) unless and until the aggregate amount of such Damages exceeds Seventy Five Thousand Dollars ($75,000) (the "Threshold Amount") in which event Seller or Buyer (as applicable) shall be obligated to indemnify the other, and the other may assert its right to indemnification hereunder for the full amount of Damages sustained in excess of $37,500 (with the first $37,500 of damages being a deductible which the indemnifying party is not required to pay), subject, however, in the case of direct claims by Buyer against Seller or Seller against Buyer, to the cap described in the next sentence. The aggregate amount of any and all indemnification and/or liability of, or which can be required of, Seller or Buyer in a direct action by one party against the other, whether under Section 11.1 or 11.2 (as applicable) shall not exceed the sum of (a) the Purchase Price plus (b) any Earn-out amounts received by Seller under Section 2.3 of this Agreement plus (c) any Additional Earn-out payments received by Seller under Section 2.4 of this Agreement (the "Indemnification Cap"). Provided that the Threshold Amount and the Indemnification Cap shall not apply to (q) reimbursement with respect to fixed assets under Section 2.9, (r) the obligation of Buyer to pay the Purchase Price, Earn-out and Additional Earn-out to

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Seller, (s) Seller's breach of the warranty of title or failure to deliver all or a portion of the Purchased Assets, (t) fraud by either party, (u) either party's failure to pay taxes, (v) Seller's payment and indemnification obligations under Section 6.3, (w) Seller's obligations to pay all Retained Liabilities including Third Party Claims (as defined in Section 11.5.1) included therein, (x) Buyer's obligation to pay all Assumed Liabilities, (y) any amounts payable under the Transition Agreement or (z) any amounts payable under the Purchasing and Licensing Agreement pursuant to Section 10.1 hereof.

11.4 Time Limits on Claims for Breaches of Representations and Warranties; Time Limits on Indemnification for Intellectual Property Infringement. Notwithstanding anything to the contrary contained in this Agreement, the right of either party to indemnification by the other party hereto in connection with a claim for breach of a representation or warranty contained in this Agreement shall apply only to those claims for indemnification that are given pursuant to this Agreement on or before the second (2nd) anniversary of the Closing Date, except for representations and warranties with respect to title which representations and warranties shall not expire. All other claims for indemnification shall be brought within the time period allowed by the applicable statutes of limitation (and any waivers or extensions thereof).

Notwithstanding anything else in this Agreement to the contrary, Seller's indemnification obligations under Section 11.1(iv), (A) with respect to products sold, licensed or otherwise distributed by or on behalf of Buyer outside of the United States and Canada, shall be limited to Damages arising from claims asserted against Buyer prior to the third (3rd) anniversary of the Closing Date and only in respect of products so sold, licensed or otherwise distributed prior to such third anniversary, and provided further that Seller shall be liable for only fifty percent (50%) of such Damages with respect to such products so sold, licensed or otherwise distributed after the second (2nd) anniversary of the Closing Date and prior to such third (3rd) anniversary, and (B) with respect to products sold, licensed or otherwise distributed by or on behalf of Buyer within the United States and Canada, shall (i) other than in respect of such indemnification obligations of Seller governed by the limitation contained in subclause (ii) below, be limited to fifty percent (50%) of the Damages arising from claims asserted against Buyer prior to the second (2nd) anniversary of the Closing Date and only in respect of such products so sold, licensed or otherwise distributed prior to such second (2nd) anniversary, and (ii) in the case of such indemnification obligations of Seller to the extent arising from the [*], be limited to Damages arising from claims asserted against Buyer prior to the third (3rd) anniversary of the Closing Date and only in respect of BiliChecks so sold, licensed or otherwise distributed prior to such third anniversary, and provided further that Seller shall be liable for only fifty percent (50%) of such Damages with respect to such BiliChecks sold, licensed or otherwise distributed after the second (2nd) anniversary of the Closing Date and prior to such third (3rd) anniversary. .

11.5 Notice of Claim; Right to Participate in and Defend Third Party Claim.

11.5.1. If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to

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seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than twenty (20) calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Agreement, unless such failure prejudices the ability of the indemnifying party to defend such Third Party Claim.

11.5.2. The indemnifying party shall have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party); provided, however, that the indemnifying party shall not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party shall provide the indemnified party with continuing and reasonable information with respect to such defense, compromise or settlement and shall not assume any position or take any action that (a) would impose any obligation of any kind on the indemnified party, or (b) restrict future business activities of the indemnified party.

11.5.3. In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with Section 11.5.2, the indemnified party shall have the right to control, in a reasonable and timely manner, the defense or settlement of such Third Party Claim with counsel of its own choosing. The indemnifying party shall be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

11.5.4. Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering written notice thereof to the indemnifying party; provided that the failure to deliver prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder unless such failure prejudices the indemnifying party.

11.6 Right of Setoff. Buyer shall have the right to set off against the Holdback, any Earn-out payments or Additional Earn-out payments due to Buyer hereunder, any Damages for which Seller is liable under this Article XI in accordance with the procedure set forth in this Section 11.6. If Buyer reasonably determines that Buyer is entitled to Damages under this Article XI and Buyer elects to set off such Damages against the Holdback, an Earn-out payment or an Additional Earn-out payment, Buyer shall give Seller written notice of its intent to exercise such right of Set Off, such written notice to describe the claim giving rise to the Damages in reasonable detail, as well as the dollar amount of the Damages being set off (the "Set Off Notice"). If the Damages have already been determined to be due to Buyer by a nonappealable order of a court of competent jurisdiction or by an executed and delivered Settlement Agreement, or if Seller agrees that the Damages described in the Set Off Notice are due to Buyer (such agreement to be evidenced by a writing signed by Seller), Buyer may set off such Damages. If Seller disputes that such Damages are due to Buyer (with such dispute to be evidenced by a written notice given to Buyer within twenty (20) days after receipt of the Set Off Notice, such notice to state the reasons why Seller disagrees that the Damages described in the Set Off Notice are due to Buyer (a "Dispute Notice")), then Buyer shall have the choice of (a) not setting off the Damages, or (b) paying the amount to be set off (the "Set Off Amount") into an escrow account with a commercial bank ("Escrow

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Account"). If Buyer has not, at the time of the payment of the Set Off Amount into the Escrow Account, already instituted legal proceedings against Seller with respect to the Damages described in the Escrow Notice, Buyer shall either (a) institute such legal proceedings within a period of six (6) months from the date of the payment of the Set Off Amount into the Escrow Account or (b) pay the Set Off Amount to Seller at the end of such six (6) month period. After such time as legal proceedings have been instituted, the Set Off Amount shall be paid as directed in a nonappealable order of a court of competent jurisdiction, in an executed and delivered settlement agreement or in joint written instructions from Seller and Buyer. Buyer shall bear the costs of establishing and maintaining the Escrow Account.

11.7 Limitation on Damages. The effect of any misrepresentation, breach of warranty, covenant or agreement of, or any indemnifiable claims against, either party under or in respect of this Agreement or any other document or transaction contemplated under this Agreement and any liability resulting therefrom shall be based solely on direct damages (including lost profits and lost opportunity costs which qualify as direct damages) sustained by the indemnified party as reduced by any insurance proceeds received by the indemnified party in respect of such indemnifiable claim. ALTHOUGH THE INDEMNIFYING PARTY SHALL BE LIABLE TO THE INDEMNIFIED PARTY FOR ANY (A) INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS AND LOST OPPORTUNITY COSTS WHICH THE INDEMNIFIED PARTY IS REQUIRED TO PAY TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM, AND (B) ANY LOST PROFITS AND LOST OPPORTUNITY COSTS WHICH QUALIFY AS DIRECT DAMAGES, NEITHER PARTY SHALL OTHERWISE BE LIABLE TO THE OTHER FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST OPPORTUNITY COSTS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.8 Remedies. Each party agrees that in the absence of fraud by the other party in which case the wronged party may seek all remedies available to it whether at law or in equity, the sole liability and obligation of each party to the other, and the sole remedy of each party, for any claim covered by Section 11.1 or 11.2 of this Agreement shall be limited to indemnification by the indemnifying party under this Article XI. Notwithstanding the foregoing, however, (a) Buyer may seek equitable relief to enforce the noncompetition provisions and confidentiality provisions of this Agreement, and the obligation of Seller to deliver the Purchased Assets and the BiliCheck Business, and (b) Buyer may exercise the right of setoff described in Section 11.6 above. Further provided that the Threshold Amount and the Indemnification Cap shall not apply to the claims excluded therefrom under Section 11.3.

11.9 Survival. Seller and Buyer agree that all representations, warranties, covenants, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto.

ARTICLE XII
RESTRICTIVE COVENANTS; CONFIDENTIALITY

12.1 Restrictive Covenants.

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12.1.1. For a period of ten (10) years following the Closing Date (the "Seller Non-competition Period"), Seller shall not, directly or indirectly (including through the licensing of intellectual property to third parties), anywhere in the world, engage in, or have any interest in, any business, firm, person, partnership, corporation, limited liability company, or other entity (as an owner, shareholder, partner, manager, member, agent, consultant, licensor or otherwise) that engages in Jaundice Management; provided that (a) Seller may enter into a business relationship with a company that engages in Jaundice Management so long as Seller does not provide any services to, or have any involvement, including without limitation, as a licensor, with the portion of such company's business that engages in Jaundice Management, and that Seller shall not have an ownership interest in any such company other than as described in clause (b) of this Section 12.1.1, and (b) the ownership, beneficially or of record, of less than five percent (5%) of the outstanding shares of any class of stock of any issuer listed on a national securities exchange shall not be a breach of the foregoing provision.

12.1.2. Unless required by law, Seller shall not, directly or indirectly, at any time following the Closing Date, anywhere in the world, divulge, communicate, use to the detriment of Buyer or any affiliates of Buyer, or for the benefit of Seller or any other business, firm, person, partnership, limited liability company or corporation, the confidential information, data, intellectual property or trade secrets of Seller relating to the BiliCheck Business, including but not limited to the business records, financial information, customer, supplier and personnel information of Seller. Provided that the foregoing confidentiality obligation shall not apply to information which currently is in, or in the future becomes part of, the public domain, through no fault of Seller

12.1.3. Neither Seller nor any Affiliate (as defined in Section 12.1.4) of Seller shall, directly or indirectly, anywhere in the world, for a period of three (3) years following the Closing Date, (i) induce or solicit any customer of Seller on the Closing Date to patronize any other individual or entity in the supply of Jaundice Management products or services, or (ii) request any individual or entity which is a customer of Seller on the Closing Date, to withdraw, curtail or cancel any such customer's business with Buyer.

12.1.4. Neither Seller nor any Affiliate of Seller shall, directly or indirectly, induce or solicit Scott Kerr, Rick Fowler, Brian Praether or Bill Herring to work, directly or indirectly, for any person other than Buyer; for a period of two (2) years following the date any such listed person leaves the employ of Seller (if applicable); provided that the foregoing shall not apply to any of the listed persons who have not accepted employment with Buyer within a period of six (6) months following the Closing Date. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

12.1.5. Seller agrees and acknowledges that the restrictions contained in this Section 12.1 have been specifically negotiated by sophisticated parties and agrees that all such provisions are reasonable and necessary in scope and in duration, to adequately protect Buyer after the Closing. If, however, any provision of this Section 12.1 is adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other provision of this Section 12.1 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable

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because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to modify the duration and/or scope of such provision, and/or to delete specific words or phrases, in each case to the least extent necessary to remedy the unenforceability of such provision, and in its modified form such provision will then be enforceable and will be enforced. It is further agreed that a breach or violation of any provision of this Section 12.1 will result in immediate and irreparable injury to Buyer and that money damages will be an inadequate remedy. Accordingly, in addition to such damages as Buyer can demonstrate it has sustained by reason of such breach or violation, and in addition to any other remedy that Buyer may have, Buyer shall be entitled to both temporary and permanent injunctive relief to enforce the specific provisions of this Section 12.1.

ARTICLE XIII
MISCELLANEOUS

13.1 Transaction Expenses; Brokers' Fees.

13.1.1. Seller shall pay all of the legal, accounting and other transaction expenses (including brokers' fees) incurred by Seller in connection with the transactions contemplated hereby. Seller shall indemnify and hold harmless Buyer and Seller from any such expenses and from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Seller to bring about, or to represent Seller in, the transactions contemplated hereby.

13.1.2. Buyer shall pay all of the legal, accounting and other transaction expenses (including brokers' fees) incurred by Buyer in connection with the transactions contemplated hereby. Buyer shall indemnify and hold harmless Seller from any such expenses and from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Buyer to bring about, or to represent Buyer in, the transactions contemplated hereby.

13.2 Transfer Taxes. Any taxes in the nature of a sales or transfer tax payable on the sale or transfer of all or a portion of the Purchased Assets or the consummation of any other transaction contemplated hereby shall be paid one-half by Seller and one-half by Buyer.

13.3 Amendment and Modification. The parties hereto may amend, modify or supplement this Agreement only in a writing signed by both Seller and Buyer.

13.4 Execution of Further Documents. From and after the Closing, upon the reasonable request of a party, the other party shall execute, acknowledge and deliver all such further agreements, documents, instruments, certificates, acts, deeds and assurances as may be reasonably requested by the other party to carry out the transactions contemplated by this Agreement.

13.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.6 Entire Agreement. This Agreement, including the schedules and exhibits hereto, along with the

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Transition Agreement, the Multiuse IP License, the provisions of the Purchasing and License Agreement identified in Article X of this Agreement as surviving the termination of the Purchasing and License Agreement, that certain Confidentiality and Secrecy Agreement dated June 7, 2002 and the other documents and agreements contemplated hereby, contains the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

13.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause or schedule, such reference shall be to an article, section, paragraph, clause or schedule of this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. References to pronouns shall be deemed to include the masculine, feminine and neuter versions thereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

13.8 Execution in Counterparts and by Facsimile. This Agreement may be executed in any number of counterparts, and by facsimile transmission, provided that the counterpart facsimile or original signatures of both parties are attached to this Agreement.

13.9 Notices. Any notice, consent, approval, request, acknowledgment, other communication or information to be given or made hereunder to a party by the other party shall be in writing and (a) delivered personally, (b) sent by express courier service or (c) sent by certified mail, postage prepaid, as follows:

If to Seller, addressed to: SpectRx, Inc.
6025A Unity Drive
Norcross, Georgia 30071
Attention: Mr. Thos Muller

With a copy to: Jones Day
303 Peachtree Street
Suite 3500
Atlanta, Georgia 30308
Attention: John E. Zamer, Esq,

If to Buyer, addressed to: Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, PA 15668
Attention: General Counsel

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Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, any notice delivered by express courier service shall be deemed to have been given on the first business day after timely delivery to the express courier service, and any notice delivered by certified mail shall be deemed to have been given on the third business day after mailing.

13.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed therein.

13.11 Publicity. The parties have agreed on an initial press release to be issued on the morning following the Closing Date and prior to the opening of the stock market (the "Initial Release"). A copy of all public announcements and press releases which either party intends to release or make with respect to the transactions contemplated by this Agreement subsequent to the Initial Release shall be provided to the other party prior to being released or made, and shall be approved by the other party prior to being released or made. Each party shall respond to a request for approval within three (3) working days of receipt of the copy and the approval of each party will not be unreasonably withheld. Provided, however, that notwithstanding the foregoing, if the other party refuses to approve the announcement or press release, the requesting party may make such public disclosure which it believes in good faith to be required by applicable securities laws or by the terms of any listing agreement with a securities exchange.

13.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall, subject to the right of the court to modify certain provisions of this Agreement pursuant to Section 12.1.5, negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto, except that Buyer may assign this Agreement to an Affiliate (as defined in Section 12.1.4) of Buyer provided that Buyer remains liable for the performance of this Agreement by such Affiliate.

13.14 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against, the parties hereto and their respective successors and assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.

13.15 Waiver of Jury Trial. EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON

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CONTRACT, TORT OR OTHERWISE), ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS OR DOCUMENTS CONTEMPLATED HEREBY, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SPECTRX, INC.

By: /s/ MARK A. SAMUELS
Name: Mark A. Samuels
Title: CEO

RESPIRONICS, INC.

By: /s/ DANIEL J. BEVEVINO
Name: Daniel J. Bevevino
Title: Vice President & CFO

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